NewsRelease

Robert Mehrabian to Resume Role of Chairman, President and Chief Executive Officer Upon Retirement of Al Pichelli
Other Executives promoted as part of succession planning

THOUSAND OAKS, Calif. – August 30, 2021 – The Board of Directors of Teledyne Technologies Incorporated (NYSE:TDY) announced today that Robert Mehrabian will resume the role of Chairman, President and Chief Executive Officer upon the retirement of current President and Chief Executive Officer, Al Pichelli, on October 15, 2021. The term of Dr. Mehrabian’s current employment contract will remain through December 2023. In addition, three other Teledyne Executives were promoted as part of succession planning.

“Al has provided over 40 years of operational leadership and hands-on management, and I want to congratulate and thank Al for his outstanding service and loyalty to Teledyne,” said Robert Mehrabian, Executive Chairman. “In 1999, Al was General Manager of one of our Instrumentation companies. An early champion for acquisitions, Al progressed to lead our Instrumentation and Aerospace businesses, was named Chief Operating Officer in 2015, then served as Teledyne’s President and later CEO for the past three years. While we shall miss Al, my personal engagement and oversight will continue to be as strong as ever, but with additional help from our next generation of leaders.”

Upon the acquisition of Teledyne FLIR on May 14, 2021, Edwin Roks was promoted to Executive Vice President of Teledyne. Edwin remains President of Teledyne’s Digital Imaging businesses, which now include Teledyne FLIR and represent pro forma annual revenue of approximately $3.0 billion. Edwin joined Teledyne in 2011 with the acquisition of Teledyne DALSA and has gained increasing levels of operational responsibility, including integration of acquisitions over the last decade, as well as serving as Teledyne’s Chief Technology Officer in 2014 and 2015.

Jason VanWees, current Executive Vice President, will become Vice Chairman with continuing responsibility for strategy, mergers & acquisitions, investor relations and margin improvement programs. Along with Robert Mehrabian, Jason has overseen through disciplined capital allocation the evolution of Teledyne into a more attractive, higher-margin, industrial-technology company with compound annual shareholder return of 19.9% over the past 21+ years as an independent company.

George C. Bobb III will become Senior Vice President of Teledyne. George will remain President of Teledyne’s Aerospace and Defense Electronics Segment and will resume leadership for classified Digital Imaging programs and Teledyne’s Information Technology efforts, as well as oversee the management of Teledyne’s Marine Instrumentation group. George joined Teledyne in 2008 and has achieved increasing levels of operational and administrative responsibility, including previously serving as Teledyne’s Chief Compliance Officer.

Teledyne Technologies is a leading provider of sophisticated digital imaging products and software, instrumentation, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.